SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported) March 5, 2004


            TRANSTECH INDUSTRIES, INC.____________
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)

  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable





                                             Page 1 of 4 pages


Item 5.  OTHER EVENTS.

     During November, 2001 the United States Environmental Protection Agency ("EPA") filed suit against Transtech Industries, Inc. (the "Company"), entitled United States of America v. Transtech Industries, Inc., in the United States District Court, District of New Jersey (Case No. 01-5398 (WGB)), regarding a Piscataway, New Jersey site owned by Tang Realty, Inc. ("Tang"). EPA asserted claims under Section 107 of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") for the recovery of response costs associated with the site of $2.9 million (the "Response Costs"). EPA alleged that the Company is the corporate successor to the former operator at the site, Chemsol, Inc., and had continued Chemsol's operations at the site.
The Company contested the allegations regarding successorship, and the extent of operations it may have conducted at the site. Tang is a corporation controlled by Marvin H. Mahan, a former director and officer, and former principal shareholder of the Company. Mr. Mahan also controlled Chemsol, Inc. Tang and Mr. Mahan were named as defendants in a suit brought by EPA in 2000 seeking contribution toward such unallocated remediation costs. Both suits were consolidated and then stayed pending the outcome of settlement discussions.

     On February 27, 2004 the United States Department of Justice, on behalf of the EPA, signed a Consent Decree, settling the claims made against the Company, Tang and Mr. Mahan (collectively the "Settling Defendants"). The Consent Decree was lodged with the United States District Court, District of New Jersey, on March 2, 2004. A 30 day public comment period will commence when the Consent Decree is published in the Federal Register sometime during the week next following this announcement. As long as no comments are received from the public which causes the EPA to change its position, the Consent Decree will then be executed by the Court and become final. The Settling Defendants did not admit any liability with respect to the transactions or occurrences alleged in the complaints filed against them. In addition, the Company specifically did not admit the allegations that it is a former operator at the site and /or the corporate successor to Chemsol, Inc.

     The Settling Parties agreed to pay $150,000 toward reimbursement of the Response Costs within 15 days of entry of the Consent Order by the Court. The Company agreed to contribute $100,000 toward such reimbursement; Mr. Mahan and Tang will contribute the remaining $50,000. Mr. Mahan and Tang also agreed to market and sell the real property owned by them upon which the site is situated, and certain lots adjourning the site, to an EPA approved entity, and to convey the net sales proceeds from such sale(s) to EPA for application toward the Response Costs. Net sales proceeds has been defined as gross proceeds from the sale less applicable income and other taxes due from the sale, and any real estate taxes owed on the property. Mr. Mahan and Tang also agreed to establish an escrow account in the amount of $50,000 to fund the expenses incurred for the marketing and transfer of all of the property. Any balance remaining in the escrow upon completion of the sale of all of the property will be applied to the Response Costs. In exchange, EPA agreed not to sue or take administrative action against the Settling Defendants pursuant to Sections 106 and 107(a) of CERCLA with respect to the site, once the obligations of the Settling Parties stipulated in the Consent Decree are satisfied.


Press Release

     See the following press release dated March 5, 2004 announcing the lodging of the Consent Decree:

TRANSTECH INDUSTRIES, INC. ANNOUNCES PROPOSED SETTLEMENT OF CLAIMS REGARDING THE
                             CHEMSOL SUPERFUND SITE

     PISCATAWAY, N.J., March 5, 2004- Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (the "Company")(OTC BULLETIN BOARD:TRTI) announced that on March 2, 2004 a Consent Decree was lodged with the United States District Court, District of New Jersey, that, when executed by the Court, will resolve the U.S. Environmental Protection Agency's ("EPA") claims against the Company and certain other parties with respect to a site located in Piscataway, N.J. known as the Chemsol Superfund Site. The claims have been the subject of a consolidated suit, naming the Company as a defendant, that sought the reimbursement of response costs incurred by the EPA. The Company and the other settling defendants did not admit any liability with respect to the transactions or occurrences alleged in the complaint. The Company specifically did not admit the allegations that it is a former operator at the site and /or the corporate successor to a former operator, Chemsol, Inc. The Company agreed to contribute $100,000 toward reimbursement of the response costs. In exchange, the EPA agreed not to sue or take administrative action against the Company pursuant to Sections 106 and 107(a) of CERCLA with respect to the site, once the obligations of the settling parties stipulated in the Consent Decree are satisfied. The Court may not take action with respect to the Consent Decree until the completion of a 30 day public comment period that will commence with the publication of the Consent Decree in the Federal Register during the week next following this press release.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         TRANSTECH INDUSTRIES, INC.
                         (Registrant)


                         By: /s/ Andrew J. Mayer, Jr.
                            Andrew J. Mayer, Jr., Vice
                            President-Finance, Chief
                            Financial Officer and
                            Secretary

Dated:  March 5, 2004